United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________________
FORM 8-K
__________________________________
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: September 4, 2013
Commission File Number 1-7107
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LOUISIANA-PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)
 __________________________________

DELAWARE	1-7107	93-0609074
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employer Identification No.)
414 Union Street, Suite 2000, Nashville, TN 37219
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (615) 986-5600
 __________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Arrangement Agreement

On September 4, 2013, Louisiana-Pacific Corporation (the “Company” or “LP”) announced that it has signed an Arrangement Agreement (the “Arrangement Agreement”) with Ainsworth Lumber Co. Ltd., a British Columbia corporation (“Ainsworth”), providing an arrangement under British Columbia law whereby a wholly owned subsidiary of the Company will acquire all of the outstanding shares of Ainsworth capital stock in exchange for 0.114 shares of LP common stock (“LP Shares”) and C$1.94 in cash per Ainsworth common share (“Ainsworth Shares”) on the terms and subject to the conditions set forth therein (the “Transaction”). Based on the closing price of LP Shares and an exchange rate of USD $1.00 to C$0.95 on September 3, 2013, this equates to consideration of USD$3.57 per Ainsworth Share and a total transaction value of approximately $1.1 billion including assumed debt less cash acquired. Although the Arrangement Agreement provides for Ainsworth shareholders to elect among cash consideration, share consideration and mixed consideration, proration provisions will ensure that the aggregate amounts of cash and LP Shares issued in the Transaction are fixed at approximately C$467 million (or USD$444 million at September 4, 2013) and 27.5 million LP Shares, respectively.

The consummation of the Transaction is subject to customary closing conditions, including the receipt of regulatory approvals (which include the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the issuance of rulings and approvals required under Canadian competition laws and the Investment Canada Act), approval of the Transaction by holders of at least 66 2/3% of the votes cast by Ainsworth shareholders at a special meeting that is to be held no later than October 15, 2013, and a Canadian court issuing a Final Order approving the Transaction as being fair to holders of Ainsworth Shares. LP and Ainsworth have agreed to endeavor to cause all closing conditions (including the receipt of regulatory approvals) to be satisfied, which under certain circumstances could require the taking of actions that could adversely affect the value of the Transaction to LP.

The Arrangement Agreement contains representations, warranties, and covenants believed by the Company to be customary for transactions of this type. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure letter relating to the Arrangement Agreement. While the Company does not believe that the disclosure letter contains information that is required to be publicly disclosed, the disclosure letter does contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the Arrangement Agreement. Accordingly, investors should not rely on such representations and warranties as characterizations of the actual state of facts.

The Arrangement Agreement also contains certain termination rights for each of the Company and Ainsworth. Either party may terminate the Arrangement Agreement if: (i) the parties mutually agree; (ii) the Transaction has not been consummated by June 30, 2014; (iii) a governmental authority issues a law or order prohibiting the Transaction; (iv) Ainsworth shareholders fail to approve the Transaction; (v) the other party materially breaches its representations, warranties or covenants such that the applicable closing condition would not to be satisfied; or (vi) the other party has incurred a Material Adverse Effect (as defined in the Arrangement Agreement).

The Company may also terminate the Arrangement Agreement if: (i) Ainsworth provides notice of its intent to enter into a Superior Proposal (as defined in the Arrangement Agreement); (ii) Ainsworth breaches the non-solicitation provisions in the Arrangement Agreement; (iii) the Ainsworth Board of Directors changes its recommendation that the Ainsworth shareholders approve the Transaction; (iv) a special meeting of Ainsworth shareholders to approve the Transaction is not held on or before October 15, 2013; or (v) more than 10% of Ainsworth shareholders exercise their dissent rights. Ainsworth may also terminate the Arrangement Agreement prior to its shareholders approving the Transaction if it is doing so to enter into a Superior Proposal.

Under specified circumstances, a termination of the Arrangement Agreement would entitle the Company to receive a termination fee in the amount of C$32.5 million.

The Arrangement Agreement is filed as Exhibit 2.1, and is incorporated herein by reference. The foregoing description of the Arrangement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Arrangement Agreement.

Lock-Up Agreements

In connection with the entry into the Arrangement Agreement, on September 4, 2013, certain Ainsworth shareholders who own, in the aggregate, a majority of the outstanding Ainsworth Shares entered into lock-up agreements with the Company (“Lock-Up Agreements”) wherein they agreed, among other things, to vote their Ainsworth Shares in favor of the Transaction. Under the Lock-Up Agreements, certain Ainsworth shareholders are restricted for a period of 24-months following the Transaction's closing, from, among other things, (i) acquiring any LP Shares (other than those acquired in the Transaction) or securities convertible into LP Shares or (ii) transferring or selling shares to a person if such sale or transfer would, to such shareholder's knowledge, result in that person beneficially owning 5% or more of the outstanding LP Shares.

The Lock-Up Agreements are filed as Schedules to the Arrangement Agreement filed as Exhibit 2.1, and are incorporated herein by reference. The foregoing description of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Lock-Up Agreements.

Financing Commitment

In connection with the entry into the Arrangement Agreement, on September 4, 2013, the Company entered into a commitment letter (the "Commitment Letter") with Goldman Sachs Lending Partners, LLC ("Goldman Sachs"), Bank of Montreal ("BMO") and BMO Capital Markets ("BMO Capital") pursuant to which Goldman Sachs and BMO (collectively, the "Lenders") have severally committed to provide senior secured term loan financing for the Transaction and related matters in an aggregate amount of up to $430 million on the terms and subject to the conditions set forth therein. The obligations of the Lenders to provide such financing are subject to the execution and delivery of mutually acceptable definitive loan documents, which are expected to contain customary representations, warranties, covenants and events of default. The obligations of the Lenders under the Commitment Letter are also subject to completion of the Transaction, the absence of the occurrence of a Material Adverse Effect (as defined in the Commitment Letter) in relation to Ainsworth, the accuracy of certain representations and warranties in relation to Ainsworth and the Company, and the Lenders (or certain affiliates thereof) having been provided a period of at least 20 days to seek to syndicate the term loan facility after having been provided specified information by the Company and prior to the funding of the term loan.

The Commitment Letter is filed as Exhibit 10.1, and is incorporated herein by reference. The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirely by reference to the full text of the Commitment Letter.

Additional Information

In connection with the proposed Transaction, Ainsworth will file a notice of a special meeting of its shareholders and related information circular (the “Circular”) with the Canadian Securities Administrators. Investors and security holders are advised to read the Circular when it becomes available because it will contain important information about the Transaction and the parties to the Transaction. Investors and security holders may obtain a free copy of the Circular (when available) and other documents filed by Ainsworth at the Canadian Securities Administrators website at htt://www.sedar.com. The Circular and other documents may also be obtained (after it has been filed with Canadian Securities Administrators) for free from the Company by directing such requests to LP's Investor Relations, telephone (615) 986-5600.

Item 3.02. Unregistered Sales of Equity Securities

In connection with the Arrangement Agreement described in Item 1.01 above, the Company has agreed to issue approximately 27.5 million LP Shares to Ainsworth shareholders. The Company will issue the LP Shares pursuant to an exemption from registration under Section 3(a)(10) of the Securities Act of 1933. The Company anticipates that the exemption will be available because the Arrangement Agreement provides that the Transaction contemplated by the Arrangement Agreement will be implemented in a manner that satisfies the requirements of Section 3(a)(10).

The disclosure in this Item 3.02 is qualified by reference to the information set forth in Item 1.01 of this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

A copy of the Press Release, announcing the execution of the Arrangement Agreement is furnished as Exhibit 99.1 hereto.

Pro forma financial information for the year ended December 31, 2012 and at and for the six month periods ended June 30, 2013 and June 30, 2012, is furnished as Exhibit 99.2 hereto.

In connection with the entry into the Arrangement Agreement, the Company made available an investor presentation, which is furnished as Exhibit 99.3 hereto.

Item 9.01. Financial Statements and Exhibits

(d)

Number	Exhibit
2.1	Arrangement Agreement, dated September 4, 2013, by and between Louisiana-Pacific Corporation and Ainsworth Lumber Co. Ltd.
10.1	Commitment Letter, dated September 4, 2013, by and among Louisiana-Pacific Corporation, Goldman Sachs Lending Partners, LLC, Bank of Montreal and BMO Capital Markets
99.1	Press Release dated September 4, 2013
99.2	Pro Forma Financial Information
99.3	Investor Presentation made in connection with entering into the Arrangement Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

By:	/s/ SALLIE B. BAILEY
Sallie B. Bailey
Executive Vice President and Chief
Financial Officer
(Principal Financial Officer)
Date: September 4, 2013